Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER RESULTS

•	Third Quarter Diluted Earnings Per Share Up 11 Percent to $0.80, Including $0.06 Tax Benefit

•	Net Sales were $3.97 Billion in the Third Quarter; Up 1 Percent on a Constant Currency Basis

•	Distributed More Than $1.3 Billion Year-To-Date through Share Repurchases and Dividends

SAN FRANCISCO - November 20, 2014 - Gap Inc. (NYSE: GPS) today reported third quarter fiscal year 2014 net income was $351 million, or $0.80 per share on a diluted basis, representing an 11 percent increase over last year.

"As we move into the holiday season, our teams are focused on delivering unique customer experiences which will differentiate our portfolio of brands in the marketplace,” said Glenn Murphy, chairman and chief executive officer, Gap Inc.

Business Highlights

•
Less than four years after the first Gap store opened in greater China, the brand surpassed 100 stores in the region in November and is on track to finish fiscal year 2014 with approximately 110 Gap and Gap Outlet stores across mainland China, Hong Kong and Taiwan.

•
Old Navy continues its plans to expand to a broader global customer base with its announcement to open franchise-operated stores in six Middle Eastern countries beginning in Spring 2015. Following its debut in China earlier in the year, Old Navy announced that it expects to expand its footprint faster than originally planned in mainland China, reaching 7 stores in 5 cities by the end of the fiscal year.

•
Athleta continues to build on its success as a performance and lifestyle brand, opening 14 new stores during the quarter for a total of 92 stores, and the brand remains on track to end fiscal year 2014 with about 100 stores in the U.S. The brand is also launching Reserve in Store today in almost all Athleta stores, making it easy for online and mobile shoppers to reserve their favorite items and pick them up at the local store of their choice.

•
Gap Inc. continues to reach more customers with its omni-channel services. This month, the company extended its Order in Store capabilities to about 1,000 U.S. Gap, Old Navy, Banana Republic and Athleta stores, allowing customers access to expanded inventory including broader size, color and style selections. The company also launched free customer Wifi in more than 1,100 U.S. Gap, Gap Factory, Banana Republic, Banana Republic Factory, Old Navy and Athleta stores, making in-store mobile experiences easily accessible to customers.

Third Quarter Comparable Sales Results

Gap Inc.’s comparable sales for the third quarter of fiscal year 2014 were down 2 percent versus a 1 percent increase last year. Comparable sales by global brand for the third quarter of fiscal year 2014 were as follows:

•	Gap Global: negative 5 percent versus positive 1 percent last year

•	Banana Republic Global: flat versus negative 1 percent last year

•	Old Navy Global: positive 1 percent versus flat last year

Third Quarter Net Sales Results

For the third quarter of fiscal year 2014, Gap Inc.’s net sales were $3.97 billion compared with $3.98 billion for the third quarter last year. The company noted that the translation of net sales in foreign currencies into U.S. dollars negatively impacted reported net sales by approximately $31 million in the third quarter of fiscal year 2014.

Net sales increased 1 percent on a constant currency basis for the third quarter of fiscal year 2014. In calculating net sales growth on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying business trends, excluding the impact of foreign currency exchange rate fluctuations.

The following table details the company’s third quarter net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended November 1, 2014
U.S. (1)	$907	$1,390	$581	$152	$3,030	76%
Canada	105	129	63	1	298	8%
Europe	198	—	22	—	220	6%
Asia	296	39	33	—	368	9%
Other regions	49	—	7	—	56	1%
Total	$1,555	$1,558	$706	$153	$3,972	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended November 2, 2013
U.S. (1)	$960	$1,371	$572	$155	$3,058	77%
Canada	111	126	60	1	298	7%
Europe	199	—	21	—	220	6%
Asia	282	20	37	—	339	8%
Other regions	53	—	8	—	61	2%
Total	$1,605	$1,517	$698	$156	$3,976	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Piperlime, Athleta, and Intermix.

Total online sales increased to $621 million for the third quarter of fiscal year 2014 compared with $589 million in the third quarter last year.

Additional Third Quarter Results and 2014 Outlook

Earnings per Share
Third quarter fiscal year 2014 diluted earnings per share were $0.80 compared with diluted earnings per share of $0.72 in the third quarter of fiscal year 2013. As previously communicated, the company’s diluted earnings per share for the third quarter of fiscal year 2014 includes a non-recurring benefit of about $0.06 from a lower effective tax rate versus the third quarter of fiscal year 2013, primarily due to the recognition of certain foreign tax credits.

The company updated its diluted earnings per share guidance for the full fiscal year 2014 to be in the range of $2.73 to $2.78, which includes the gain on the asset sale of $39 million communicated in connection with the company’s second quarter of fiscal year 2014 financial results.

Operating Expenses
During the quarter, the company continued its disciplined management of operating expenses. Third quarter operating expenses were up $29 million to $1.04 billion, compared with $1.01 billion in the third quarter of last year.

Marketing expenses for the third quarter were up $14 million to $176 million, compared with last year, driven primarily by increased spending at Gap brand.

Operating Margin
The company’s operating margin was 13.9 percent in the third quarter versus 14.5 percent last year. The company now expects its full-year fiscal 2014 operating margin to be about 12.5 percent compared to 13.3 percent during fiscal year 2013.

Effective Tax Rate
The effective tax rate was 34.5 percent for the third quarter of fiscal year 2014. The company updated its expected full-year fiscal year 2014 tax rate to be about 38.0 percent, down from 38.5 percent, primarily to reflect the previously discussed third quarter tax benefit.

Inventory
During the quarter, the company also maintained strong discipline over inventory management. On a year-over-year basis, inventory dollars per store were down 2 percent at the end of the third quarter of fiscal year 2014, below its prior guidance of up in the low single digits.

At the end of the fourth quarter of fiscal year 2014, the company expects year-over-year inventory dollars per store to be down slightly compared with the fourth quarter last year.

Cash and Cash Equivalents
The company ended the third quarter of fiscal year 2014 with $954 million in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $606 million compared with an inflow of $466 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases
During the third quarter of fiscal year 2014, the company used $433 million to repurchase 11.4 million shares, and the company ended the third quarter of fiscal year 2014 with 424 million shares outstanding.

As announced on October 16, 2014, the company approved a $500 million share repurchase authorization for the company’s common stock, of which about $450 million was still available as of the end of the third quarter of fiscal year 2014, reinforcing the company’s commitment to returning excess cash to shareholders.

Dividends
The company paid a dividend of $0.22 per share during the third quarter of fiscal year 2014. In addition, on November 12, 2014, the company announced that its Board of Directors authorized a fourth quarter dividend of $0.22 per share.

Capital Expenditures
Fiscal year-to-date capital expenditures were $508 million.

For fiscal year 2014, the company now expects capital spending to be approximately $700 million, down from the previous guidance of about $750 million.

Depreciation and Amortization
The company now expects depreciation and amortization expense, net of amortization of lease incentives, to be approximately $500 million for fiscal year 2014, down from the previous guidance of about $520 million.

Real Estate
The company ended the third quarter of fiscal year 2014 with 3,680 store locations in 50 countries, of which 3,266 were company-operated.

During the third quarter of fiscal year 2014, the company opened 84 and closed 18 company-operated stores. Square footage of company-operated stores was up 2.2 percent compared with the third quarter of fiscal year 2013.

For the full fiscal year 2014, the company continues to expect to open about 185 company-operated stores, focused on China, Old Navy in Japan, Athleta, and global outlet stores. In addition, for the full fiscal year 2014 the company plans to close about 70 company-operated stores, which are weighted toward Gap North America and consistent with its previously stated strategy. Given its focus on growing through new channels and geographies, the company continues to expect square footage to increase about 2.5 percent in fiscal year 2014.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended November 1, 2014
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Square Feet (millions)

Gap North America	966	16	5	977	10.2
Gap Asia	235	15	1	249	2.5
Gap Europe	190	—	1	189	1.6
Old Navy North America	1,006	14	5	1,015	17.3
Old Navy Asia	28	8	—	36	0.5
Banana Republic North America	598	15	3	610	5.1
Banana Republic Asia	47	—	2	45	0.2
Banana Republic Europe	11	—	—	11	0.1
Athleta North America	79	14	1	92	0.4
Piperlime North America	1	—	—	1	—
Intermix North America	39	2	—	41	0.1
Company-operated stores total	3,200	84	18	3,266	38.0
Franchise	394	26	6	414	N/A
Total	3,594	110	24	3,680	38.0

Webcast and Conference Call Information
Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s third quarter 2014 results during a conference call and webcast starting at approximately 2:00 p.m. Pacific Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode:1609362). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

November Sales
The company will report November sales on December 4, 2014.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	earnings per share for fiscal year 2014;

•	Gap store openings in Asia, Old Navy store openings in Asia and the Middle East, and Athleta store openings in the United States;

•	operating margin for fiscal year 2014;

•	effective tax rate for fiscal year 2014;

•	inventory dollars per store at the end of the fourth quarter of fiscal year 2014;

•	returning excess cash to shareholders;

•	future dividends;

•	capital expenditures for fiscal year 2014;

•	depreciation and amortization for fiscal year 2014;

•	store openings and closings, and weightings by brand, in fiscal year 2014;

•	square footage for fiscal year 2014;

•	expectation that the holiday season will remain highly promotional and competitive;

•	expectations regarding foreign exchange rates and the impact on earnings;

•	expense deleverage in the fourth quarter of fiscal year 2014; and

•	omni-channel strategies driving sales in the fourth quarter of fiscal year 2014.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations;

•	the highly competitive nature of our business in the United States and internationally;

•	the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected;

•	the risks to our efforts to expand internationally, including our ability to operate under a global brand structure, foreign exchange, and operating in regions where we have less experience;

•	the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing;

•	the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations;

•	the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands;

•
the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial results or our business initiatives;

•	the risk that the failure to attract and retain key personnel could have an adverse impact on our results of operations;

•	the risk that our investments in omni-channel shopping initiatives may not deliver the results we anticipate;

•	the risk that updates or changes to our information technology (“IT”) systems may disrupt our operations;

•
the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation;

•
the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors;

•	the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition, strategies, and results of operations;

•	the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and

•	the risk that we will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 20, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	November 1, 2014	November 2, 2013
ASSETS
Current assets:
Cash and cash equivalents	$954	$996
Merchandise inventory	2,553	2,471
Other current assets	816	923
Total current assets	4,323	4,390
Property and equipment, net	2,777	2,714
Other long-term assets	719	682
Total assets	$7,819	$7,786

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$22	$—
Accounts payable	1,477	1,513
Accrued expenses and other current liabilities	1,011	1,064
Income taxes payable	12	54
Total current liabilities	2,522	2,631
Long-term liabilities:
Long-term debt	1,358	1,247
Lease incentives and other long-term liabilities	1,084	952
Total long-term liabilities	2,442	2,199
Total stockholders' equity	2,855	2,956
Total liabilities and stockholders' equity	$7,819	$7,786

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$3,972	$3,976	$11,727	$11,573
Cost of goods sold and occupancy expenses	2,376	2,387	7,096	6,873
Gross profit	1,596	1,589	4,631	4,700
Operating expenses	1,042	1,013	3,067	3,073
Operating income	554	576	1,564	1,627
Interest, net	18	20	53	38
Income before income taxes	536	556	1,511	1,589
Income taxes	185	219	568	616
Net income	$351	$337	$943	$973
Weighted-average number of shares - basic	432	463	439	465
Weighted-average number of shares - diluted	437	468	444	471
Earnings per share - basic	$0.81	$0.73	$2.15	$2.09
Earnings per share - diluted	$0.80	$0.72	$2.12	$2.07

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	November 1, 2014	November 2, 2013
Cash flows from operating activities:
Net income	$943	$973
Depreciation and amortization (a)	365	349
Change in merchandise inventory	(644)	(723)
Other, net	450	354
Net cash provided by operating activities	1,114	953
Cash flows from investing activities:
Purchases of property and equipment	(508)	(487)
Proceeds from sale of property and equipment	121	—
Maturities of short-term investments	—	50
Other	(1)	(2)
Net cash used for investing activities	(388)	(439)
Cash flows from financing activities:
Issuances under share-based compensation plans, net	25	90
Repurchases of common stock	(1,046)	(875)
Excess tax benefit from exercise of stock options and vesting of stock units	35	55
Cash dividends paid	(290)	(232)
Other	—	(1)
Net cash used for financing activities	(1,276)	(963)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(6)	(15)
Net increase in cash and cash equivalents	(556)	(464)
Cash and cash equivalents at beginning of period	1,510	1,460
Cash and cash equivalents at end of period	$954	$996
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	39 Weeks Ended
($ in millions)	November 1, 2014	November 2, 2013
Net cash provided by operating activities	$1,114	$953
Less: purchases of property and equipment	(508)	(487)
Free cash flow (a)	$606	$466
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.